EXHIBIT 10.22
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                                    Agreement

     This Agreement is entered into as of August 4th , 2003, by and between Extended Systems of Idaho, Inc., an Idaho corporation (the "Company"), and Ray Smelek ("Smelek").

     Whereas, Smelek has served the Company for many years as an employee, officer and director;

     Now, therefore, the Company and Smelek hereby agree as follows:

     1. Benefits. Upon termination of Smelek's employment by the Company, the Company will pay Smelek the sum of seven thousand five hundred dollars ($7,500) in lieu of fringe benefits.

     2. Exercise of Stock Options. Smelek will continue to have the right to exercise each stock option granted to him by the Company until the earlier of:
(i) the date twelve (12) months after termination of his service as a director or employee of the Company; or (ii) the date of expiration of such stock option according to the option agreement pursuant to which it was granted.

     3. General. This Agreement sets forth the entire understanding between the parties and supersedes any prior agreements or understandings, express or implied, pertaining to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho without reference to its choice of law principles. This Agreement shall be binding on the parties and their successors and assigns. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Extended Systems Incorporated

By    /s/ Karla K Rosa                               By /s/ Raymond A. Smelek
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Title  VP of Finance and CFO                         Raymond A. Smelek
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